Exhibit 4.1

THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND MAY NOT BE TRANSFERRED UNTIL (i) A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) SHALL HAVE BECOME EFFECTIVE WITH RESPECT THERETO OR (ii) RECEIPT BY THE COMPANY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY TO THE EFFECT THAT REGISTRATION UNDER THE ACT IS NOT REQUIRED IN CONNECTION WITH SUCH PROPOSED TRANSFER NOR IS IN VIOLATION OF ANY APPLICABLE STATE SECURITIES LAWS. THIS LEGEND SHALL BE ENDORSED UPON ANY NOTE ISSUED IN EXCHANGE FOR THIS NOTE.

SecureCare Technologies, Inc.

6% Promissory Note

$XX,XXX.XX

PP Note No. XXXXX	June XX, 2008

          FOR VALUE RECEIVED, SecureCARE Technologies, Inc., a Nevada corporation (the “Company”) with its principal executive office at 1617 W. 6th Street, Suite C, Austin, Texas 78703, promises to pay to the order of XXXXXX (the “Holder” or “Payee”) or registered assigns the principal amount of XXXXX XXXXX Dollars ($XX,XXX.XX) (the “Principal Amount”) on December 31, 2008 (the “Maturity Date”); provided, however, that notwithstanding anything to the contrary provided herein or elsewhere, the Company, shall have the sole right to extend the Maturity Date (the “Extension”) to December 31, 2009 (the “Extension Period”). To effectuate the Extension, the Company shall provide written notice to the Holder of the Extension no later than five (5) business days prior to the Maturity Date. In the event this Note is extended pursuant to the Extension, interest on the unpaid balance on this Note shall accrue at the rate of 9% per annum during the Extension Period. The Principal Amount and all accrued interest hereon is payable in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.

          This Note and other identical Notes in the aggregate principal amount of up to $500,000 (a “Note” and collectively the “Notes”) which is identical in terms to a series of notes aggregating $1,500,000 previously issued to investors (collectively the “First Series Notes”) is issued to the Payee in connection with a private placement (the “Offering”), of units (the “Units”), each Unit consisting of a Note and shares of Common Stock, par value $.001 per share of the Company at the rate of one share of Common Stock for each $2.50 Principal Amount of Note for a maximum of 200,000 shares (the “Common Stock”) pursuant to a Subscription Agreement by and between the Company and the Payee (the “Subscription Agreement”), a copy of which Subscription Agreement is available for inspection at the Company’s principal office. Notwithstanding any provision to the contrary contained herein or elsewhere, this Note is subject and entitled to certain terms, conditions, covenants and agreements contained in the Subscription Agreement. Any transferee of this Note, by its acceptance hereof, assumes the obligations of the Payee in the Subscription Agreement with respect to the conditions and procedures for transfer of this Note. Reference to the Subscription Agreement shall in no way impair the absolute and unconditional obligation of the Company to pay both the Principal Amount and accrued interest thereon as provided herein. The Company must extend the Maturity Date of all of the Notes if it extends the Maturity Date of any of the Notes or any of the First Series Notes.

          Interest on this Note shall accrue on the Principal Amount outstanding from time to time at a rate per annum computed in accordance with Section 2 hereof and shall be payable in accordance with Section 2 hereof. All payments by the Company hereunder shall be applied first to pay any interest which is due, but unpaid, then to reduce the Principal Amount.

          The Company (i) waives presentment, demand, protest or notice of any kind in connection with this Note and (ii) agrees, in the event of an Event of Default (as defined below), to pay to the Payee, on demand, all costs and expenses (including reasonable legal fees) incurred in connection with the enforcement and collection of this Note.

          1.          Prepayment. The Principal Amount of this Note may be prepaid in part and/or in full, together with all accrued but unpaid interest due thereon through the date of prepayment, without penalty upon ten (10) days’ prior written notice to the Holder.

          2.          Computation of Interest.

                       (a)          Base Interest Rate. Subject to Section 2(b) and Section 2(c) below, the outstanding Principal Amount shall bear interest at the rate of 6.0% per annum calculated on the basis of a year of three hundred sixty (360) days.

                       (b)          Increasing Interest Rate. In the event (i) the Maturity Date is extended pursuant to the Extension, the rate of interest applicable to the unpaid Principal Amount automatically shall increase to 9.0% per annum commencing on the day immediately following the Maturity Date, and (ii) this Note is not repaid on (a) the Maturity Date if this Note is not extended pursuant to the Extension, or (b) on the date immediately following the last day of the Extension Period if this Note is extended pursuant to the Extension, then the rate of interest applicable to the unpaid Principal Amount automatically shall be adjusted to twelve (12%) percent per annum through and including the date of repayment; provided, that in no event shall the interest rate exceed the Maximum Rate provided in Section 2(c) below.

                       (c)          Maximum Rate. In the event that it is determined that, under the applicable laws relating to usury applicable to the Company or the indebtedness evidenced by this Note (“Applicable Usury Laws”), the interest charges and fees payable by the Company in connection herewith or in connection with any other document or instrument executed and delivered in connection herewith (collectively, the “Effective Interest Rate”) cause the Effective Interest Rate applicable to the indebtedness evidenced by this Note to exceed the maximum rate allowed by law (the “Maximum Rate”), then such interest shall be recalculated for the period in question and any excess over the Maximum Rate paid with respect to such period shall be credited, without further agreement or notice, to the Principal Amount outstanding hereunder to reduce said balance by such amount with the same force and effect as though the Company had specifically designated such extra sums to be so applied to principal and the Payee had agreed to accept such extra payment(s) as a premium-free prepayment. All such deemed prepayments shall be applied to the principal balance payable at maturity.

                       (d)          Payment of Interest. All accrued but unpaid interest on the Principal Amount shall be due and payable on the Maturity, unless extended by the Company, in which case all accrued interest on this Note shall be due upon the completion of the Extension (the “Interest Payment Date”).

          3.          Covenants of Company. The Company covenants and agrees that, so long as this Note shall be outstanding, it will perform and each of its Subsidiaries (as defined in the Subscription Agreement) perform the obligations set forth in this Section 3 (the term “Company” as used in this Section 3 shall be deemed to refer to all Company Subsidiaries):

                                     (i)          Taxes and Levies. The Company will promptly pay and discharge all material taxes, assessments, and governmental charges or levies imposed upon the Company or upon its income and profits, or upon any of its property, before the same shall become delinquent, as well as all claims for labor, materials and supplies which, if unpaid, might become a lien or charge upon such properties or any part thereof; provided, however, that the Company shall not be required to pay and discharge any such tax, assessment, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings and the Company shall set aside on its books adequate reserves in accordance with generally accepted accounting principles (“GAAP”) with respect to any such tax, assessment, charge, levy or claim so contested;

                                     (ii)         Maintenance of Existence. The Company will do or cause to be done all things reasonably necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and comply with all laws applicable to the Company, except where the failure to comply would not have a material adverse effect on the Company;

                                     (iii)        Maintenance of Property. The Company will at all times maintain, preserve, protect and keep its property used or useful in the conduct of its business in good repair, working order and condition, and from time to time make all needful and proper repairs, renewals, replacements and improvements thereto as shall be reasonably required in the conduct of its business;

                                     (iv)        Books and Records. The Company will at all times keep true and correct books, records and accounts reflecting all of its business affairs and transactions in accordance with GAAP. Such books and records shall be open at reasonable times and upon reasonable notice to the inspection of the Payee or its agents;

                                     (v)        Notice of Certain Events. The Company will give prompt written notice (with a description in reasonable detail) to the Payee of:

                                                  (A)          the occurrence of any Event of Default or any event which, with the giving of notice or the lapse of time, would constitute an Event of Default; and

                                                  (B)           the delivery of any notice to the Company effecting the acceleration of any indebtedness of the Company in excess of $100,000.

          4.          Events of Default.

                       (a)          The term “Event of Default” shall mean any of the events set forth in this Section 4(a):

                                      (i)          Non-Payment of Obligations. The Company shall default in the payment of the Principal Amount or accrued interest on this Note as and when the same shall become due and payable, whether by acceleration or otherwise.

                                      (ii)         Non-Performance of Covenants. The Company shall default in the due observance or performance of any covenant set forth in Section 3, which default shall continue uncured for five (5) days.

                                      (iii)        Bankruptcy, Insolvency, etc. The Company shall:

                                                    (A)          admit in writing its inability to pay its debts as they become due;

                                                    (B)          apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for the Company or any of its property, or make a general assignment for the benefit of creditors;

                                                    (C)          in the absence of such application, consent or acquiesce in, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for the Company or for any part of its property;

                                                    (D)          permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of the Company, and, if such case or proceeding is not commenced by the Company or converted to a voluntary case, such case or proceeding shall be consented to or acquiesced in by the Company or shall result in the entry of an order for relief; or

                                                    (E)          take any corporate or other action authorizing, or in furtherance of, any of the foregoing.

                                      (iv)        Cross-Default. Any indebtedness of the Company in an aggregate principal amount equal to or exceeding $100,000 shall be duly declared to be or shall become due and payable prior to the stated maturity thereof.

                       (b)          Action if Bankruptcy. If any Event of Default described in clauses (iv)(a) through (d) of Section 4(a) shall occur, the outstanding Principal Amount, all accrued but unpaid interest and all other obligations under this Note shall automatically be and become immediately due and payable, without notice or demand.

                       (c)          Action if Other Event of Default. If any Event of Default (other than any Event of Default described in clauses (iv)(a) through (d) of Section 4(a)) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Payee may, upon notice to the Company, declare all or any portion of the outstanding Principal Amount, together with interest accrued on this Note, to be due and payable and any or all other obligations hereunder to be due and payable, whereupon the full unpaid Principal Amount hereof, such accrued interest and any and all other such obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand, or presentment.

          5.          Amendments and Waivers.

                      (a)          The provisions of this Note may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to in writing by the Company and the Holder. If any of the Notes or of the First Series Notes is modified or amended, the same modification shall be offered to all other holders of the Notes.

                      (b)          No failure or delay on the part of the Payee in exercising any power or right under this Note shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on the Company in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by the Payee shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

                      (c)          To the extent that the Company makes a payment or payments to the Payee, and such payment or payments or any part thereof are subsequently for any reason invalidated, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

          6.          Miscellaneous.

                       (a)          Parties in Interest. All covenants, agreements and undertakings in this Note binding upon the Company or the Payee shall bind and inure to the benefit of the successors and permitted assigns of the Company and the Payee, respectively, whether so expressed or not.

                       (b)          Governing Law, Etc. This Note shall be governed by and construed solely in accordance with the internal laws of the State of Texas with respect to contracts made and to be fully performed therein, without regard to the conflicts of laws principles thereof. The parties hereto hereby expressly and irrevocably agree that any suit or proceeding arising under this Agreement or the consummation of the transactions contemplated hereby, shall be brought solely in a federal or state court located in the City of Austin, Texas. The parties hereto expressly and irrevocably each waive any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense or lack of in personam jurisdiction with respect thereto. In the event of any such action or proceeding, the party prevailing therein shall be entitled to payment from the other party hereto of its reasonable counsel fees and disbursements.

                       (c)          Waiver of Jury Trial. THE PAYEE AND THE COMPANY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS NOTE OR ANY OTHER DOCUMENT OR INSTRUMENT EXECUTED AND DELIVERED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF THE PAYEE OR THE COMPANY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PAYEE’S PURCHASING THIS NOTE.

          IN WITNESS WHEREOF, this Note has been executed and delivered on the date specified above by the duly authorized representative of the Company.

SecureCare Technologies, Inc.

By:

Name: Neil Burley
Title: Chief Financial Officer